EXHIBIT 4.1


                                               STATE OF DELAWARE
                                              SECRETARY OF STATE
                                          DIVISIONS OF CORPORATIONS
                                          FILED 10:10 AM 04/28/1995
                                            950094074 - 669524



                         CERTIFICATE OF AMENDMENT

                OF RESTATED CERTIFICATE OF INCORPORATION

                                    OF

                          THE OLSTEN CORPORATION


      Pursuant to Section 242 of the General Corporation Law of the
                            State of Delaware


          The Olsten Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the
"Corporation"), does hereby certify as follows:

          FIRST: That the Certificate of Incorporation of the Corporation was filed with the Secretary of State on behalf of the Corporation (formerly known as Olsten's Temporary Personnel, Inc.) on December 28, 1967, amendments to the Certificate of Incorporation were filed with the Secretary of State on August 1, 1968, June 21, 1971, June 29, 1978, May 12, 1982,
and May 15, 1986, a Restated Certificate of Incorporation was filed with the Secretary of State on May 26, 1987, and a Certificate of Merger of Lifetime Corporation into the Corporation was filed with the Secretary of State on July 30, 1993.

          SECOND:   That the Board of Directors of the Corporation at a
meeting of the Board of Directors adopted a resolution proposing and declaring it advisable to amend the Restated Certificate of Incorporation of the Corporation to replace Section C(2) of Article Fourth as described below.

          THIRD:    That said amendment has been approved and authorized at
a duly noticed meeting by the required percentage of the issued and outstanding stock entitled to vote in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware.

          FOURTH:   That in connection with the foregoing, the Restated
Certificate of Incorporation is hereby amended by deleting the name "The Olsten Corporation" from the Heading and Article First thereto and substituting therefor the name "Olsten Corporation."

          FIFTH:    That in connection with the foregoing, Section C(2) of
Article Fourth of the Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety and substituted therefor is the following new Section C (2) of Article Fourth:

     "C.    Common Stock and Class B Common Stock
            -------------------------------------

      (2)   Voting Powers
            -------------

      (a) In all matters, with respect to both actions by vote and by consent, every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in his name on the transfer books of the Corporation and every holder of Class B Common Stock shall be entitled to ten (10) votes in person or by proxy for each share of Class B Common Stock standing in his name on the transfer books of the Corporation. If, with respect to any meeting of the stockholders for the election of directors, any shares of Common Stock are outstanding, then, so long as such procedure is required for the continued listing for trading of the Common Stock on the New York Stock Exchange (or, if the Common Stock is not listed or admitted for trading on such exchange, if required for the listing or continued listing for trading (or, if the Common Stock is not listed or admitted for trading) or, if the Common Stock is not listed or admitted for trading on any national securities exchange, if required for the quotation on the National Association of Securities Dealers Automated Quotations National Market System) and so long as the Common Stock is so listed or quoted: (i) the holders of the Common Stock, voting separately as a class, will have the right to elect twenty-five percent (25%), rounded up to the nearest whole number, of the directors to be elected at such meeting and (ii) the holders of the Class B Common Stock, voting separately as a class, will have the right to elect seventy-five percent (75%), rounded down to the nearest whole number, of the directors to be elected at such meeting; provided, however, that if the holders of any series of Preferred Stock are generally entitled at such meeting to vote for the election of directors who would otherwise be elected by holders of the Common Stock and Class B Common Stock, the number of directors to be elected by holders of the Class B Common Stock shall be reduced accordingly. Notwithstanding the foregoing, if, as of the record date for determining the stockholders entitled to vote at a meeting of the stockholders for the election of directors, and so long as such procedure is required for the continued listing for trading of the Common Stock on the New York Stock Exchange (or, if the Common Stock is not listed or admitted for trading on such exchange, if required for the listing or continued listing for trading on the principal national securities exchange on which the Common Stock is listed or admitted for trading or, if the Common Stock is not listed or admitted for trading on any national securities exchange, if required for the quotation on the National Association of Securities Dealers Automated Quotations National Market System) and so long as the Common Stock is so listed or quoted, the number of outstanding shares of Class B Common Stock is less than twelve and one-half percent (12.5%) of the total of (I) the number of outstanding shares of Common Stock, (II) the number of outstanding shares of Class B Common Stock and (III) the number of outstanding shares of any other class or series of capital stock, including, without limitation, Preferred Stock, of the Corporation, the holders of which are generally entitled to vote for the election of directors, then, at such meeting of the stockholders, in addition to the right of the holders of the Common Stock to elect twenty-five percent (25%) of the directors to be elected at such meeting, voting as a separate class, the holders of the Common Stock shall be entitled to vote with the holders of the Class B Common Stock for the election of directors who would otherwise be elected by the holders of Class B Common Stock, in which election the holders of the Class B Common Stock shall continue to have ten (10) votes per share of Class B Common Stock and the holders of the Common Stock shall continue to have one (1) vote per share of Common Stock.

      (b) In the event that the continued listing for trading of the Common Stock on the New York Stock Exchange or, if the Common Stock is not listed or admitted for trading on such exchange, the continued listing for trading on such exchange, the continued listing for trading on the principal national securities exchange on which the Common Stock is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, the continued quotation on the National Association of Securities Dealers Automated Quotations National Market System) no longer requires twenty-five percent (25%) of the number of directors to be elected by the holders of the Common Stock in the manner specified in Section C(2)
(a), then such right of the holders of Common Stock to elect twenty-five percent (25%) of the number of directors shall cease and at all elections of directors following such change, the Common Stock and the Class B Common Stock shall vote in the election of directors as one class, with each share of Common Stock entitled to one (1) vote and each share of Class B Common Stock entitled to ten (10) votes.

      (c) If, with respect to any meeting of the stockholders for the election of directors, no shares of Common Stock are outstanding, then at such meeting the holders of the Class B Common Stock, voting as a class, shall have the right to elect all the directors to be elected at such meeting other than those directors, if any, to be elected by the holders of any series of Preferred Stock. Except as set forth above with respect to the election of directors and except as otherwise required by law, the holders of the Common Stock and the Class B Common Stock shall vote together as a single class on all matters."

          SIXTH:     That this Amendment to the Restated Certificate of
Incorporation of the Corporation was duly adopted in accordance with the requirements of Section 242 of the Delaware General Corporation Law.

          IN WITNESS WHEREOF, The Olsten Corporation has caused this amendment to be signed by its duly authorized officer this 28th day of April, 1995.

                                     THE OLSTEN CORPORATION


                                     By:
                                         --------------------------
                                         Its:  Senior Vice President


ATTEST:



- ------------------------
Secretary

[SEAL]

                                                   STATE OF DELAWARE
                                                 SECRETARY OF STATE
                                               DIVISION OF CORPORATIONS
                                               FILED 11:26 AM 07/30/1993
                                                  932115100 - 669524

                       CERTIFICATE OF MERGER
                                OF
                       LIFETIME CORPORATION
                               INTO
                       THE OLSTEN CORPORATION

     The undersigned corporation, organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

     FIRST: That the name and state of incorporation of each of the constituent corporations of the merger are as follows:

                                                       State of
        Name                                        Incorporation
        ----                                        -------------
        THE OLSTEN CORPORATION                        Delaware
        LIFETIME CORPORATION                          Delaware

     SECOND: That an agreement of merger between the parties to the merger has been approved, adopted and certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of subsection (c) of section 251 of the General Corporation Law of the State of Delaware.

     THIRD: That the name of the surviving corporation of the merger is The Olsten Corporation.

     FOURTH: That the Restated Certificate of Incorporation of The Olsten Corporation shall constitute the Certificate of Incorporation of the surviving corporation until amended as provided by law except that: (i) Article FOURTH, Section A of the Restated Certificate of Incorporation of The Olsten Corporation shall be amended to read as follows:

          FOURTH:  A.  Classes and Number of Shares

          The total number of shares of all classes of stock which the Corporation shall have authority to issue is One
     Hundred Sixty Million Two Hundred Fifty Thousand (160,250,000) of which Two Hundred Fifty Thousand (250,000) shares shall be preferred stock of the par value of ten cents ($.10) per share (hereinafter called "Preferred Stock"), One Hundred Ten Million (110,000,000) shares shall be common stock of the par value of ten cents ($.10) per share (hereinafter called "Common Stock") and Fifty Million (50,000,000) shares shall be Class B common stock of the par value of ten cents ($.10) per share (hereinafter called "Class B Common Stock").

and (ii) Article Fourth, Section C.(5) of the Restated Certificate of Incorporation of The Olsten Corporation shall be amended to add a new subsection (f) which shall read as follows:

          FOURTH:  C.  Common Stock and Class B Common Stock

          (f) Notwithstanding the foregoing, in connection with a merger or consolidation in which shares of Class
     B Common Stock are to be issued in exchange for the shares of a constituent corporation of such merger or consolidation (including, without limitation, any merger or consolidation effected contemporaneously with the adoption of this provision), the Board of Directors may by a resolution adopted in accordance with the Corporation's By-Laws, authorize shares of Class B Common Stock to be issued in connection with such merger or consolidation to be registered in the name of, and to be held of record by, a broker or dealer in securities, a bank or voting trustee or a nominee of any such broker, dealer, bank or voting trustee, or otherwise to be held of record by a nominee of the beneficial owner of such shares (all of such shares being herein referred to as held in "street" or nominee name) for a period ending not later than thirty (30) days from the effective date of the merger or consolidation (or if such 30th day is not a business day, the first business day thereafter) (the "Grace Period"). During the Grace Period, shares of Class B Common Stock that were issued in connection with the merger or consolidation and which are held in "street" or nominee name may be transferred to the beneficial owner of the shares of Class B Common Stock issued in connection with the merger or consolidation at the time of issuance, to the nominee of such beneficial owner or to such beneficial owner's Permitted Transferee. During the Grace Period, the Corporation may require a holder that acquired shares of Class B Common Stock in the merger or consolidation to furnish such affidavits or other proof as it deems necessary to establish that such holder is the beneficial owner of shares of Class B Common Stock, and any holder that does not submit satisfactory proof shall be deemed to hold such shares as a nominee. At the expiration of the Grace Period, any shares of Class B Common Stock issued in connection with the merger or consolidation that continue to be held or be deemed to be held in "street" or nominee name shall immediately, without further act on anyone's part, be converted into shares of Common Stock, and any stock certificates formerly representing such shares of Class B Common Sock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock and may be surrendered for certificates for Common Stock.

     FIFTH: That the executed agreement of merger is on file at the principal place of business of the surviving corporation, which is The Olsten Building, One Merrick Avenue, Westbury, New York, 11590.

     SIXTH: That a copy of the agreement of merger will be furnished by the surviving corporation, on request and without cost to any stockholder of any constituent corporation.

                                        THE OLSTEN CORPORATION
                                        a Delaware corporation

                                        By:
                                            ----------------------
                                              Frank N. Liguori
                                       Chairman and Chief Executive Officer
Attest:

By:
    ---------------------------
     Laurin L. Laderoute, Jr.
         Secretary

    STATE OF DELAWARE
   SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 AM 06/30/1994
  944120865 - 669524

                        CERTIFICATE OF CHANGE OF REGISTERED AGENT

                                          AND

                                   REGISTERED OFFICE

                                       * * * * *

     The Olsten Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     The present registered agent of the corporation is The Prentice-Hall Corporation System, Inc. and the present registered office of the corporation is in the county of Kent.

     The Board of Directors of The Olsten Corporation adopted the following resolution on the 1st day of June, 1994.

     Resolved, that the registered office of The Olsten Corporation in the state of Delaware be and it hereby is changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the authorization of the present registered agent of this corporation be and the same is hereby withdrawn, and THE CORPORATION TRUST COMPANY, shall be and is hereby constituted and appointed the registered agent of this corporation at the address of its registered office.

IN WITNESS WHEREOF, The Olsten Corporation has caused this statement to be signed by William P. Costantini, its Senior Vice President and attested by Laurin L. Laderoute, Jr., its Secretary this 29th day of June, 1994.


                                 By
                                    ---------------------------
                                    Senior Vice President


ATTEST:


By ----------------------------
   Secretary

                     RESTATED CERTIFICATE OF INCORPORATION         Filed
                                                               May 26, 1987
                                    OF

                          THE OLSTEN CORPORATION

                                * * * * *

          (Originally incorporated on December 26, 1967 under the name Olsten's Temporary Personnel, Inc.)

          FIRST:    The name of the Corporation is "The Olsten Corporation."

          SECOND:   The address of the registered office of the Corporation
in the State of Delaware is 229 South State Street, City of Dover, County of Kent, and the name of its registered agent at that address is The
Prentice Hall Corporation System, Inc.

          THIRD:     The nature of the business or purposes to be conducted
or promoted is:
                     To engage in any lawful act or activity for which
corporations may be organized under the General Corporation Law of Delaware.

          FOURTH:    A.  Classes and Number of Shares.
                         ----------------------------

                     The total number of shares of all classes of stock which the Corporation shall have authority to issue is Fifty Million Two Hundred Fifty Thousand (50,250,000), of which Two Hundred Fifty Thousand (250,000) shares shall be Preferred Stock of the par value of ten cents ($.10) per share (hereinafter called "Preferred Stock"), Thirty-Five Million (35,000,000) shares shall be Common Stock of the par value of ten cents ($.10) per share (hereinafter called "Common Stock"), and Fifteen Million (15,000,000) shares shall be Class B Common Stock of the par value of ten cents ($.10) per share (hereinafter called "Class B Common Stock").

                    B.  Preferred Stock.
                         ----------------

                     (1) Any unissued or treasury shares of the Preferred Stock may be issued by the Board of Directors from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the provisions thereof that may be fixed by the Board of Directors as hereinafter provided pursuant to authority which is hereby expressly granted to the Board of Directors; and each share of a series shall be identical in all respects with the other shares of such series, except as to the date from which dividends thereon, if any, shall be cumulative. Before any shares of Preferred Stock of any particular series shall be issued, the Board of Directors shall fix and determine, and is hereby expressly empowered (without the vote or consent of the holders of any class or series of stock) to fix and determine, in the manner provided by law, the following provisions of the shares of such series so far as not inconsistent with the provisions of this Article FOURTH applicable to all series of Preferred Stock:

                         (a)  the distinctive designation of such series and
the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

                         (b)  the annual rate for dividends, if any, payable
on shares of such series, the conditions upon which, and the dates when, such dividends shall be payable;

                         (c)  the time or times when, the price or prices at
which and the manner in which shares of such series shall be redeemable;

                         (d)  the obligation, if any, of the Corporation to
maintain a sinking fund for shares of such series;

                         (e)  the amount payable on shares of such series in
the event of any liquidation or dissolution which results in the winding-up of the affairs of the Corporation;

                         (f)  the full or limited voting power, if any, of
the shares of such series;

                         (g)  the rights, if any, of the holders of shares
of such series to convert such shares into, or exchange such shares for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the price or prices or the rates of exchange at which such shares shall be convertible or exchangeable and the adjustments and changes thereof; and

                         (h)  any other preferences and relative,
participating, optional or other special rights, and qualifications, limitations or restrictions of shares of such series not fixed and determined in this Article FOURTH.

                     (2) In the event of any dissolution or liquidation (whether voluntary or involuntary) which results in the winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of each series of Preferred Stock shall be entitled to receive for every share of their holdings of such series, out of the net assets of the Corporation, an amount in cash for each share equal to the amount fixed and determined by the Board of Directors in the resolution providing for the issue of shares of such particular series of Preferred Stock before any distribution shall be made to the holders of the Common Stock or Class B Common Stock. Thereafter, the holders of any particular series of Preferred Stock may participate in the remaining net assets of the Corporation to the extent, if any, fixed and determined by the Board of Directors in the resolution providing for the issue of shares of such particular series of Preferred Stock. If, upon any dissolution or liquidation (whether voluntary or involuntary) which results in the winding-up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the shares of the Preferred Stock shall be insufficient to pay in full the preferential amount payable to the holders of each series of Preferred Stock as aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon (before any part of such assets or the proceeds thereof could have been distributed to the holders of the Common Stock and Class B Common Stock) were paid in full.
For the purposes of this Section (2), the voluntary sale, lease, exchange or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all of its property or assets to, or a consolidation or merger of the Corporation with, one or more corporations shall not be deemed to be a liquidation, dissolution or winding-up of the affairs of the Corporation.

                     (3) Subject to the limitations prescribed in this Article FOURTH and any further limitations prescribed in the resolution of the Board of Directors providing for the issuance of any series of Preferred Stock, the holders of the Common Stock and Class B Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of stock.

                     (4) In the event of any dissolution or liquidation (whether voluntary or involuntary) which results in the winding-up of the affairs of the Corporation, the holders of the Common Stock and Class B Common Stock shall be entitled, after payment or provision for payment of the debts and other liabilities of the Corporation, and the amounts to which the holders of the Preferred Stock shall be entitled, to share ratably in the distribution of the remaining net assets of the Corporation.

                     (5) Subject to the provisions of this Restated Certificate of Incorporation and subject to the provisions of the By-Laws of the Corporation, as from time to time amended, with respect to the closing of the transfer books and the fixing of a record date for the determination of stockholders entitled to vote, all holders of Common Stock shall be entitled to one (1) vote for each share of Common Stock held by them at each meeting of stockholders, and all holders of Class B Common Stock shall be entitled to ten (10) votes for each share of Class B Common Stock held by them at each meeting of stockholders.
                     The stated dividends on all outstanding shares of Preferred Stock (including any unpaid dividends, if dividends are cumulative) shall be declared and paid, or set apart for payment, before any dividends on the outstanding shares of Common Stock and Class B Common Stock shall be declared and paid, or set apart for payment, with respect to the same dividend period. Except as otherwise provided by law or by action of the Board of Directors in granting voting rights to the shares of any series of Preferred Stock, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the shares of Common Stock and Class B Common Stock.

                     C.  Common Stock and Class B Common Stock
                         -------------------------------------

                     (1)  General
                          -------

          The powers, preferences and relative, participating, optional or other specific rights and the qualifications, limitations or restrictions hereof, of each class of common stock of the Corporation are as follows:
          The shares of authorized Common Stock shall be identical in all respects and shall have equal rights and privileges. The shares of authorized Class B Common Stock shall be identical in all respects and shall have equal rights and privileges. The shares of authorized Common Stock and authorized Class B Common Stock shall have equal rights and privileges in all respects, except as otherwise specifically provided for herein.

                     (2)  Voting Powers
                          -------------

                     (a) In all matters, with respect to both actions by vote and by consent, every holder of Common Stock shall be entitled to one
(1) vote in person or by proxy for each share of Common Stock standing in his name on the transfer books of the Corporation and every holder of Class
B Common Stock shall be entitled to ten (10) votes in person or by proxy for each share of Class B Common Stock standing in his name on the transfer books of the Corporation. If, with respect to any meeting of the stockholders for the election of directors, any shares of Common Stock are outstanding, then, so long as such procedure is required for the continued listing for trading of the Common Stock on the American Stock Exchange and so long as the Common Stock is so listed: (i) the holders of the Common Stock, voting separately as a class, will have the right to elect twenty-five percent (25%), rounded up to the nearest whole number, of the directors to be elected at such meeting; and (ii) the holders of the Class B Common Stock, voting separately as a class, will have the right to elect seventy-five percent (75%), rounded down to the nearest whole number, of the directors to be elected at such meeting, provided, however, that if the holders of any series of Preferred Stock are generally entitled at such meeting to vote for the election of directors who would otherwise be elected by holders of the Common Stock and Class B Common Stock, the number of directors to be elected by the holders of the Class B Common Stock will be reduced accordingly. Notwithstanding the foregoing, if, as of the record date for determining the stockholders entitled to vote at a meeting of the stockholders for the election of directors, and so long as such procedure is required for the continued listing for trading of the Common Stock on the American Stock Exchange and so long as the Common Stock is so listed, the number of outstanding shares of Class B Common Stock is less than twelve and one-half percent (12.5%) of the total of (I) the number of outstanding shares of Common Stock, (II) the number of outstanding shares of Class B Common Stock and (III) the number of outstanding shares of any other class or series of capital stock, including, without limitation, Preferred Stock, of the Corporation, the holders of which are generally entitled to vote for the election of directors, then, at such meeting of the stockholders, in addition to the right of the holders of the Common Stock to elect twenty-five percent (25%) of the directors to be elected at such meeting, voting as a separate class, the holders of the Common Stock shall be entitled to vote with the holders of the Class B Common Stock for the election of directors who would otherwise be elected by the holders of the Class B Common Stock, in which election the holders of the Class B Common Stock shall continue to have ten
(10) votes per share of Class B Common Stock and the holders of the Common Stock shall continue to have one (1) vote per share of Common Stock.

                     (b) In the event that the continued listing for trading of the Corporation's Common Stock on the American Stock Exchange no longer requires twenty-five percent (25%) of the number of directors to be elected by the holders of the Common Stock in the manner specified in Section C(2)(a), or, in the event the Common Stock is no longer listed on the American Stock Exchange, then such right of the holders of the Common Stock to elect twenty-five percent (25%) of the number of directors shall cease and at all elections of directors following such change, the Common Stock and Class B Common Stock shall vote in the election of directors as one class, with each share of Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes.

                     (c) If, with respect to any meeting of the stockholders for the election of directors, no shares of Common Stock are outstanding, then at such meeting the holders of the Class B Common Stock, voting as a class, will have the right to elect all the directors to be elected at such meeting other than those directors, if any, to be elected by the holders of any series of Preferred Stock. Except as set forth above with respect to the election of directors and except as otherwise required by law, the holders of the Common Stock and the Class B Common Stock shall vote together as a single class in all matters.


                     (3)  Dividends and Other Distributions
                          ---------------------------------

                     Subject to any other provisions of this Restated Certificate of Corporation, as it may be amended from time to time, holders of Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, provided, however, that no cash dividend shall be declared and paid on the Class B Common Stock unless (i) a cash dividend is simultaneously declared and paid on the Common Stock and (ii) through 1989 the per share amount of such dividend declared and paid on the Class B Common Stock does not exceed eighty percent (80%) of the per share amount of the dividend declared and paid on the Common Stock. For purposes of calculating the cash dividend to be paid on shares of Common Stock and Class B Common Stock, the amount of the cash dividend declared and payable on shares of the Common Stock, determined in accordance with this provision, may be rounded up to the next highest half-cent or fraction thereof. In the case of dividends or other distributions payable in stock of the Corporation other than the Preferred Stock, including distributions pursuant to stock splits or divisions of stock of the Corporation by way of stock dividends, which occur after the initial issuance of Class B Common Stock of the Corporation, such distributions or divisions shall be in the same proportion with respect to each class of stock, but only shares of Common Stock shall be distributed with respect to Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock. The holders of shares of Common Stock and the holders of the shares of Class B Common Stock shall be entitled to vote separately as classes on any amendment of this Restated Certificate of Incorporation to split or combine the shares of either such class if, pursuant to such stock split or combination, the relationship between the number of shares of Class B Common Stock and Common Stock outstanding immediately following such stock split or combination shall not be the same as the relationship between the number of shares of Class B Common Stock and Common Stock immediately prior to such stock split.

                     (4) Conversion Rights
                         -----------------

                     (a)  Subject to the terms and conditions of this Section
(C)(4), each share of Class B Common Stock shall be convertible at any time or from time to time at the option of the holder of Class B Common Stock, at the office of any transfer agent for Class B Common Stock, and at such other place or places, if any, as the Board of Directors may designate, or if the Board of Directors shall fail so to designate, at the principal office of the Corporation (attention of the Secretary), into one (1) fully paid and nonassessable share of Common Stock. Before any holder of Class B Common Stock shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates for such Class B Common Stock at the office of said transfer agent (or other place as provided above), which certificate or certificates shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments or transfer to the Corporation (such endorsements or instruments of transfer to be in form satisfactory to the Corporation), unless the Corporation shall waive such requirement, and shall give written notice to the Corporation at said office that he elects so to convert said Class B Common Stock in accordance with the terms of this Section C(4), shall state in writing therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued and shall comply with such other requirements that the Corporation may reasonably impose. Every such notice of election to convert shall constitute a contract between the holder of such Class B Common Stock and the Corporation, whereby the holder of such Class B Common Stock shall be deemed to subscribe for the amount of Common Stock which he shall be entitled to receive upon such conversion, and, in satisfaction of such subscription, to deposit the Class
B Common Stock to be converted and to release the Corporation from all liability thereunder, and thereby the Corporation shall be deemed to agree that the surrender of the certificate or certificates therefor and the extinguishment of liability thereon shall constitute full payment of such subscription for Common Stock to be issued upon such conversion. The Corporation will as soon as practicable after such deposit of a certificate or certificates for Class B Common Stock, accompanied by the written notice and the statement above prescribed, issue and deliver at the office of said transfer agent (or other place as provided above) to the person for whose account such Class B Common Stock was so surrendered, or to his nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made as of the date of such surrender of the Class B Common Stock to be converted, and the person or persons entitled to receive the Common Stock issuable upon conversion of such Class B Common Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

                     (b) The issuance of certificates for shares of Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

                     (c) The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of shares of Common Stock which are held in the treasury of the Corporation. The Corporation covenants that all shares of Common Stock which shall be issued upon conversion of the shares of Class B Common Stock, will, upon issue, be fully paid and nonassessable and not entitled to any pre-emptive rights. All shares of Class B Common Stock converted into Common Stock shall be retired and cancelled.

                     (d) If (i) the number of outstanding shares of Class B Common Stock as reflected on the stock transfer books of the Corporation falls below 5% of the aggregate number of the shares of Class B Common Stock of the Corporation issued and outstanding upon completion of the Corporation's first exchange offer pursuant to which the Corporation will offer shares of Class B Common Stock in exchange for shares of Common Stock or (ii) the holders of a majority of the outstanding shares of Class B Common Stock approve the conversion of all of the Class B Common Stock into Common Stock, then, immediately upon the occurrence of either such event, the outstanding shares of Class B Common Stock shall be converted into shares of Common Stock. In the event of such a conversion, certificates formerly representing outstanding shares of Class B Common Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock.


                     (5)  Transfer
                          --------

                     (a) No person holding shares of Class B Common Stock of record (hereinafter called a "Class B Holder") may transfer, and the Corporation shall not register the transfer of, such shares of Class B Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to the Corporation or a "Permitted Transferee." A "Permitted Transferee" shall mean:

                     (i) With respect to a Class B Holder who is a natural person:
                            (I)  The spouse of such Class B Holder;

                           (II)  Any  lineal descendant of a parent or
                     grandparent of either such Class B Holder or such Class B Holder's spouse, including adopted children, and any spouse of such lineal descendant (said descendants, together with the Class B Holder and their spouses, being hereinafter referred to as "such Class B Holder family members");

                          (III) A trust established principally for the benefit of such Class B Holder, one or more of such Class B Holder's family members and/or Permitted Transferees;

                           (IV) A corporation, the beneficial ownership of a least two-thirds (66 2/3%) of the outstanding capital stock of which entitled to vote for the election of directors is owned by, or a partnership, at least two-thirds (66 2/3%) of the beneficial ownership of the partnership interests of which are entitled to participate in the management of the partnership are held by, such Class B Holder and/or one or more of such Class B Holder's Permitted Transferees, provided that if by reason of any change in the ownership of such stock or partnership interests, such corporation or partnership would no longer qualify as a Permitted Transferee, all shares of Class B Common Stock then held by such corporation or partnership shall, upon the election of the Corporation given by written notice to such corporation or partnership, without further act on anyone's part, be converted into shares of Common
                     Stock, effective upon the date of the giving of such notice, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Common Stock;

                          (V)  The executor, administrator or personal
                     representative of the estate of such Class B Holder;

                          (VI) An organization established principally by or identified with the Class B Holder and/or Class B Holder's family members, contributions to which are deductible for federal income, estate or gift tax purposes; and

                         (VII) An employee stock ownership plan established for the sole purpose of owning securities of the Corporation.

                  (ii) With respect to a Class B Holder holding shares of Class B Common Stock as trustee pursuant to a trust other than a Charitable Organization or a trust described in clause (iii) below, "Permitted Transferee" means (I) any person transferring Class B Common Stock to such trust and (II) and Permitted Transferee of any such transferor determined pursuant to clause (i) above.

                 (iii) With respect to a Class B Holder holding shares of Class B Common Stock as trustee pursuant to a trust (other than a Charitable Organization) which was irrevocable on the record date for determining the persons to whom such shares of Class B Common Stock are first issued by the Corporation, "Permitted Transferee" means (I) any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise, provided, however, that such person shall be a Permitted Transferee of such transferor determined pursuant to clause (i) above and (II) any Permitted Transferee of any such transferor determined pursuant to clause (i) above.

                 (iv) With respect to a Class B Holder that is a Charitable Organization holding record and beneficial ownership of the amount of shares of Class B Common Stock in question, "Permitted Transferee" means (i) any person transferring such amount of shares of Class B Common Stock to such Charitable Organization and (ii) any Permitted Transferee of such transferor as determined under clause (a) above.

                 (v) With respect to a Class B Holder that is a trustee of a thrift or profit sharing plan acquiring record ownership of shares of Class B Common Stock for the benefit of participants in such thrift or profit sharing plan upon its initial issuance by the Corporation, "Permitted Transferee" means (I) the employee for whose account such shares of Class B Common Stock are held by such trustee and (II) any Permitted Transferee of such employee as determined under clause (i) above.

                 (vi) With respect to a Class B Holder that is a corporation or partnership (other than a Charitable Organization) acquiring record or beneficial ownership of Class B Common Stock upon its initial issuance by the Corporation, "Permitted Transferee" means
         (I) any partner of such partnership, or shareholder of such corporation, on the record date for determining the persons to whom such shares of Class B Common Stock are first issued by the Corporation, (II) any person transferring shares of Class B Common Stock to such corporation or partnership (provided, however, that such transferor may not receive shares of Class B Common Stock in excess of the shares transferred by the transferor to such entity), and (III) any Permitted Transferee of any such person, partnership or shareholder referred to in subclauses (I) and (II) of this clause
         (vi), as determined under clause (i) above.

                  (vii) With respect to a Class B Holder that is a corporation or partnership (other than a Charitable Organization or a corporation or partnership described in the clause (vi) above) holding record and beneficial ownership of shares of Class B Common Stock, "Permitted Transferee" means (I) any person transferring shares of Class B Common Stock to such corporation or partnership and (II) any Permitted Transferee of any such transferor as determined under clause (i) above.

                  (viii) With respect to a Class B Holder that is the executor, administrator, personal representative or guardian of the estate of a deceased Class B Holder, or that is the trustee or receiver of the estate of a bankrupt or insolvent Class B
         Holder, which holds record or beneficial ownership of the shares of Class B Common Stock, "Permitted Transferee" means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder as determined pursuant to clauses (i), (ii), (iv), (v), (vi) or (vii) above, as the case may be.

                     (b) Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such holder's shares of Class B Common Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this Section C(5)(b). In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Common Stock, as the pledgee may elect.

                     (c) For purposes of this Section C(5):

                  (i) The relationship of any person that is derived by or through legal adoption should be considered a natural one.

                  (ii) Each joint owner of shares of Class B Common Stock shall be considered a "Class B Holder" of such shares.

                  (iii) A minor for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares.

                  (iv) Unless otherwise specified, the term "person" means both natural persons and legal entities.

                  (v) Without derogating from the election conferred upon the Corporation pursuant to subclause (IV) of clause C(5)(a)(i) above, each reference to a corporation shall include any successor corporation resulting from merger or consolidation; each reference to a partnership shall include any successor partnership resulting from the death or withdrawal of a partner; and each reference to a trustee shall include any successor trustee.

                     (d) Any transfer of shares of Class B Common Stock not permitted hereunder shall result in the conversion of the transferee's shares of Class B Common Stock into shares of Common Stock, effective the date on which certificates representing such shares are presented for transfer on the books of the Corporation. The Corporation may, in connection with preparing a list of stockholders, entitled to vote at any meeting of stockholders, or as a condition to the transfer or the registration of shares of Class B Common Stock on the Corporation's books, require the furnishing of such affidavits or other proof as it deems necessary to establish that any person is the beneficial owner of shares of Class B
Common Stock or is a Permitted Transferee.

                    (e) Except as provided above, shares of Class B Common Stock shall be registered in the names of the beneficial owners thereof and not in "street" or "nominee" name. For this purpose, a "beneficial owner" of any shares of Class B Common Stock shall mean a person who, or an entity which, possesses the power, either singly or jointly, to direct the voting or disposition of such shares. The Corporation shall note on the certificates for shares of Class B Common Stock the restrictions on transfer and registration of transfer imposed by this Section (C)(5).

                    (6) Liquidation Rights
                        ------------------

                    The Common Stock and the Class B Common Stock will have equal and identical rights and privileges with respect to all matters other than voting rights, dividends and, in the case of Class B Common Stock, conversion rights. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the holders of each series of Preferred Stock, if any, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the Common Stock and the Class B Common Stock, treated as a single class. In the event of any merger or consolidation of the Corporation with or into any other corporation pursuant to which shares of either Common Stock or Class B
Common Stock are converted into other securities, cash or other property, the shares of the other class shall be converted into the identical consideration at the same rate per share, unless the holders of a majority of each class share have approved such merger or consolidation.

          FIFTH:     The Corporation is to have perpetual existence.

          SIXTH:     In furtherance and not in limitation of the powers
conferred by the statute, the board of directors is expressly authorized:

          To make, alter or repeal the by-laws of the Corporation.

          To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

          To set apart out any of the funds of the Corporation available for dividends a reserve or reserves for any other proper purpose and to abolish any such reserve in the manner in which it was created.

          By a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in the resolution or in the by-laws of the Corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; provided, however, the by-laws may provide that in the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member.
          When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholder's meeting duly called upon such notice as is required by statute or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the Corporation.

               SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Elections of the directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

               EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

               NINTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This article NINTH shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of its adoption. If the Delaware General Corporation Law is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

          Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

          IN WITNESS WHEREOF, THE OLSTEN CORPORATION has caused this Restated Certificate of Incorporation, which has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, to be executed by Frank N. Liguori, its President, and to be attested to by Laurin L. Laderoute, Jr., its Secretary, this 26th day of May, 1987.

                                            THE OLSTEN CORPORATION


                                            By__________________________
                                              Frank N. Liguori
                                              President

ATTEST:



_______________________________
Laurin L. Laderoute, Jr.
Secretary